UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2010

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202-2412

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 31, 2010, Kindred Healthcare, Inc. (the “Company”) issued a press release announcing that Frank J. Battafarano will retire as the Company’s Chief Operating Officer as of the effectiveness of the appointment of the Company’s new Chief Operating Officer as explained under Item 5.02(c) below.

(c) On March 31, 2010, the Company issued a press release announcing that on March 30, 2010 the Board of Directors of the Company appointed Benjamin A. Breier to succeed Mr. Battafarano as Chief Operating Officer. The Company expects that Mr. Breier will begin serving as Chief Operating Officer effective as of the date that is the earlier of the first date of employment of the Company’s new President, Hospital Division, who effectively replaces Mr. Breier in his current position with the Company as Executive Vice President and President, Hospital Division, or August 31, 2010 (the “COO Effective Date”).

Mr. Breier has served as the Company’s Executive Vice President and President, Hospital Division since March 2008. He served as President, Peoplefirst Rehabilitation for the Company from August 2005 to March 2008. Prior to joining the Company, Mr. Breier served as Senior Vice President, Operations for Concentra, Inc., a leading provider of workers compensation and occupational health services, from December 2003 to August 2005.

In connection with this announcement, a subsidiary of the Company entered into a new Employment Agreement (the “COO Agreement”) with Mr. Breier, pursuant to which Mr. Breier will serve the Company as Chief Operating Officer. Until the COO Effective Date, however, Mr. Breier will continue to serve the Company as Executive Vice President and President, Hospital Division pursuant to the terms of the Employment Agreement between the Company and Mr. Breier dated December 18, 2008 (the “2008 Employment Agreement”). On the COO Effective Date, the COO Agreement will replace and supersede, in all respects, the 2008 Employment Agreement.

The COO Agreement has a one-year term which is extended automatically each day by one day unless the Company notifies Mr. Breier of its intent not to extend the term. Upon such notification, the COO Agreement will terminate in one year. The COO Agreement provides that as of the COO Effective Date, Mr. Breier is entitled to an annual base salary of $550,000 and participation in the Company’s short-term incentive plan with a full-year target bonus of 75% of base salary, the Company’s long-term incentive plan with a full-year target bonus of 45% of base salary, the Company’s equity-based plans and other employee benefit plans. Mr. Breier may receive increases in his base salary as approved by the Executive Compensation Committee of the Company’s Board of Directors.

The COO Agreement also provides for severance payments under certain circumstances. Following termination for any reason, Mr. Breier is entitled to receive accrued wages through the date of termination, as well as any amounts owed to him pursuant to the terms and conditions of the benefit plans and programs of the Company. In addition, subject to the execution of a general release of claims satisfactory to the Company, Mr. Breier is entitled to certain additional payments. If employment is terminated by reason of death or disability, Mr. Breier is entitled to a prorated portion of his short-term incentive target award in the year of termination (based upon actual performance). If Mr. Breier’s employment is terminated by the Company for cause, no additional payments are made under the COO Agreement. If his employment is subject to termination for good reason (as defined in the COO Agreement) or other than for cause (collectively, an “Involuntary Termination”), certain levels of severance payments are provided under the COO Agreement.

If Mr. Breier’s employment is subject to an Involuntary Termination, the COO Agreement provides for a cash severance payment equal to the prorated portion of the short-term incentive award earned in the year of termination (based upon actual performance) and two times his base salary and short-term incentive target award in the year of termination. In addition, for a 24 month period following his termination date, Mr. Breier would be entitled to continued coverage under the Company’s employee benefit plans, additional vesting of service-based restricted stock and performance-based restricted stock awards and stock options, and the opportunity to exercise the options within such time period (but in no event beyond the expiration of the original term of such options).

In connection with entering into the COO Agreement, the Company awarded Mr. Breier 20,000 restricted shares of the Company’s common stock, par value $0.25 per share, vesting in equal annual installments over four years.

A copy of the COO Agreement is attached hereto as Exhibit 10.1. A copy of the press release issued by the Company related to Mr. Breier’s appointment as the Chief Operating Officer is attached hereto as Exhibit 99.1.

Item 7.01.	Regulation FD Disclosure.

Incorporated by reference is a press release issued by the Company on March 31, 2010 which is attached hereto as Exhibit 99.1 This information is being furnished under Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of such section.

Item 9.01.

(d) Exhibits

Exhibit 10.1	Employment Agreement dated as of March 30, 2010 by and between Kindred Healthcare Operating, Inc. and Benjamin A. Breier.

Exhibit 99.1	Press release dated March 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: April 1, 2010	By:	/S/ RICHARD A. LECHLEITER
Richard A. Lechleiter
Executive Vice President and
Chief Financial Officer